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Exhibit 99.1

QWEST COMMUNICATIONS INTERNATIONAL INC.
QUARTERLY SEGMENT INCOME
(UNAUDITED)

	2009			2008				2007
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(Dollars in millions)
Total segment revenue	$2,958	$3,000	$3,093	$3,215	$3,286	$3,291	$3,318	$3,338	$3,338	$3,364	$3,360
Total segment expenses	1,417	1,444	1,498	1,598	1,782	1,713	1,738	1,767	1,750	1,740	1,749

Total segment income	$1,541	$1,556	$1,595	$1,617	$1,504	$1,578	$1,580	$1,571	$1,588	$1,624	$1,611

Total segment margin percentage	52%	52%	52%	50%	46%	48%	48%	47%	48%	48%	48%
Total access lines	10,561	10,889	11,222	11,565	11,869	12,189	12,497	12,789	13,032	13,272	13,551

Business markets:
Revenue:
Strategic services	$402	$394	$388	$382	$361	$345	$331	$319	$303	$288	$278
Legacy services	477	493	505	505	525	534	545	548	556	568	576

Total strategic and legacy services	879	887	893	887	886	879	876	867	859	856	854
Data integration	153	132	124	163	158	134	116	138	117	112	109

Total revenue	1,032	1,019	1,017	1,050	1,044	1,013	992	1,005	976	968	963

Expenses:
Direct segment expenses	300	285	292	327	339	292	282	307	261	267	246
Assigned facility, network and other expenses	323	326	329	329	336	340	335	336	324	317	322

Total expenses	623	611	621	656	675	632	617	643	585	584	568

Income	$409	$408	$396	$394	$369	$381	$375	$362	$391	$384	$395

Margin percentage	40%	40%	39%	38%	35%	38%	38%	36%	40%	40%	41%
Access lines	2,468	2,526	2,582	2,636	2,680	2,713	2,748	2,791	2,807	2,822	2,845

Mass markets:
Revenue:
Strategic services	$346	$348	$349	$341	$335	$333	$326	$307	$296	$281	$266
Legacy services	860	888	920	946	975	996	1,029	1,048	1,067	1,085	1,094

Total strategic and legacy services	1,206	1,236	1,269	1,287	1,310	1,329	1,355	1,355	1,363	1,366	1,360
Qwest- branded wireless products and services(1)	20	33	55	89	116	125	129	132	137	133	133

Total revenue	1,226	1,269	1,324	1,376	1,426	1,454	1,484	1,487	1,500	1,499	1,493

Expenses:
Direct segment expenses	250	272	288	294	323	328	354	375	368	355	356
Assigned facility, network and other expenses	303	306	312	346	428	397	409	415	419	414	410

Total expenses	553	578	600	640	751	725	763	790	787	769	766

Income	$673	$691	$724	$736	$675	$729	$721	$697	$713	$730	$727

Margin percentage	55%	54%	55%	53%	47%	50%	49%	47%	48%	49%	49%
Broadband subscribers	2,951	2,923	2,889	2,847	2,793	2,732	2,701	2,611	2,516	2,405	2,305

Video subscribers	862	853	832	798	761	722	690	649	605	554	491

Wireless subscribers	786	763	747	717	772	811	816	824	819	807	812

Access lines	7,045	7,288	7,537	7,796	8,022	8,266	8,502	8,707	8,887	9,065	9,273

Wholesale markets(2):
Revenue:
Strategic services	$303	$303	$309	$310	$309	$305	$303	$301	$299	$298	$298
Legacy services	397	409	443	479	507	519	539	545	563	599	606

Total revenue	700	712	752	789	816	824	842	846	862	897	904

Expenses:
Direct segment expenses	35	42	49	43	45	46	45	19	48	48	53
Assigned facility, network and other expenses	206	213	228	259	311	310	313	315	330	339	362

Total expenses	241	255	277	302	356	356	358	334	378	387	415

Income	$459	$457	$475	$487	$460	$468	$484	$512	$484	$510	$489

Margin percentage	66%	64%	63%	62%	56%	57%	57%	61%	56%	57%	54%
Access lines	1,048	1,075	1,103	1,133	1,167	1,210	1,247	1,291	1,338	1,385	1,433

(1)
The decrease in Qwest-branded wireless products and services revenue in 2009 and 2008 compared to 2007 is primarily due to fewer wireless subscribers as we transition to selling Verizon Wireless services. We record the revenue that we earn from our Verizon Wireless arrangement in strategic services revenue. Only revenue associated with our pre-existing arrangement is recorded in wireless services revenue.

(2)
Long-distance services revenue, primarily in our wholesale markets segment, of $88 million and $93 million was reclassified from strategic services revenue to legacy services revenue for the years ended December 31, 2008 and 2007, respectively.

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  Exhibit 99.1
QWEST COMMUNICATIONS INTERNATIONAL INC. QUARTERLY SEGMENT INCOME (UNAUDITED)